Exhibit 4.1

FIRSTMERIT CORPORATION

2011 EQUITY INCENTIVE PLAN

This Plan is intended to foster and promote the long-term financial success of the Company and its Related Entities and to increase shareholder value by (1) providing Employees and Directors an opportunity to acquire an ownership interest in the Company and (2) enabling the Company and its Related Entities to attract and retain the services of outstanding Employees and Directors upon whose judgment, interest and special efforts the successful conduct of the Company’s and its Related Entities’ business is largely dependent.

ARTICLE I

DEFINITIONS

When used in this Plan, the following words, terms and phrases have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.

1.01 Act. The Securities Exchange Act of 1934, as amended, or any successor statute of similar effect, even if the Company is not subject to the Act.

1.02 Award. Any Incentive Stock Option, Nonqualified Stock Option, Performance Award, Restricted Stock, Stock Appreciation Right, Whole Share or Other Stock-Based Award granted under the Plan.

1.03 Award Agreement. The written or electronic agreement between the Company and each Participant that describes the terms and conditions of each Award. If there is a conflict between the terms of this Plan and the terms of the Award Agreement, the terms of this Plan will govern.

1.04 Beneficiary. The person a Participant designates to receive or to exercise any Plan benefit or right that is unpaid or unexercised when the Participant dies. A Beneficiary may be designated only by following the procedures described in Section 14.02; neither the Company nor the Committee is required to infer a Beneficiary from any other source.

1.05 Board. The Company’s Board of Directors; provide, however, that for purposes of granting Awards to Directors under Section 2.02, the Board shall be limited to non-employee directors.

1.06 Cause. As defined in any written agreement between the Employee and the Company or any Related Entity or, if there is no written agreement, one or more of the following acts of the Employee: (a) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the Employee of the assets or business opportunities of the Company or any Related Entity; (b) conviction of the Employee of (or plea by the Employee of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain) or intentional and repeated violations by the Employee of the written policies or procedures of the Company or Related Entity, as the case may be; (c) disclosure, other than through mere inadvertence, to unauthorized persons of any Confidential Information (as defined below); (d) intentional breach of any contract with or violation of any legal obligation owed to the Company or any Related Entity; (e) dishonesty relating to the duties owed by the Employee to the Company or any Related Entity; (f) the Employee’s (i) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability), (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any Related Entity or (iii) breach of any term of this Plan or an Award Agreement; or (g) any intentional cooperation with any party attempting to effect a Change in Control unless (i) the Board has approved or ratified that action before the Change in Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Employee is absent from active employment during periods of paid time off, consistent with the applicable paid time off policy of the Company or Related Entity with which the Participant has a direct employment relationship, as the case may be, sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability or other period of absence initiated by the Employee and approved by the Company or Related Entity with which the Participant has a direct employment relationship, as the case may be.

The term “Confidential Information” means any and all information (other than information in the public domain) related to the Company’s or any Related Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.07 Change in Control. The earliest to occur of any one of the following events on or after the Effective Date:

(a) Individuals who, on April 19, 2006, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to April 19, 2006 whose election or nomination for election was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will ever be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means (including those described in Sections 1.08(c)(i) through (vi)) a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”);

(c) Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of Company Voting Securities representing 25 percent or more (but less than 50 percent) of the Company Voting Securities; provided, however, that the event described in this subsection (c) will not be deemed to be a Change in Control for purposes of this subsection (c) by virtue of any of the following acquisitions: (i) by the Company or any Related Entity; (ii) by or through any employee benefit plan sponsored or maintained by the Company or any Related Entity and described (or intended to be described) in Code §401(a); (iii) directly through an equity compensation plan maintained by the Company or any Related Entity, including this Plan and any program described in Code §423; (iv) by any underwriter temporarily holding securities pursuant to an offering of such securities; (v) by any entity or “person” (including a “group” as contemplated by Sections 13(d)(3) and 14(d)(2) of the Act) with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies (regardless of whether such acquisition of securities is considered to constitute the acquisition of control under the Bank Holding Company Act of 1956 pursuant to Regulation Y promulgated thereunder), unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such Company Voting Securities, including those previously subject to a SEC Schedule 13G filing; or (vi) pursuant to a Non-Control Transaction (as defined in Section 1.08(d)).

(d) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any Related Entity that requires the approval of the Company’s shareholders, whether with respect to such transaction or the issuance of securities in connection with the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50 percent of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Entity”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100 percent of the voting securities eligible to elect directors (“Total Voting Power”) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such

Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; and (ii) at least a majority of the members of the board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination. Any Business Combination which satisfies all of the criteria specified in Section 1.07(d)(i) and (ii) of this definition will be deemed to be a “Non-Control Transaction”; or

(e) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing:

(1) With respect to an Award that is subject to Code §409A and that is payable or settled upon a Change in Control, the Change in Control must also constitute a “change in control event” within the meaning of Code §409A;

(2) A Change in Control of the Company will not be deemed to occur solely because any person acquires beneficial ownership of more than 25 percent of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person by more than one percent, a Change in Control of the Company will then occur; and

(3) The Employee will not be entitled to any amount under this Plan if he or she acted in concert with any person or group (as defined above) to effect a Change in Control, other than at the specific direction of the Board and in his or her capacity as an employee of the Company or any Related Entity.

1.08 Code. The Internal Revenue Code of 1986, as amended, and any applicable rulings or regulations issued under the Code.

1.09 Committee. The Board’s Compensation Committee, which also constitutes a “compensation committee” within the meaning of Treasury Regulation §1.162-27(c)(4), shall be comprised of at least three persons: (a) each of whom is (i) an outside director, as defined in Treasury Regulation §1.162-27(e)(3)(i), (ii) a “non-employee” director within the meaning of Rule 16b-3 under the Act, and (iii) an “independent director” under the rules of the exchange on which the Shares are listed; and (b) none of whom may receive remuneration from the Company or any Related Entity in any capacity other than as a director, except as permitted under Treasury Regulation §1.162-27(e)(3)(ii).

1.10 Company. FirstMerit Corporation, an Ohio corporation, and any and all successors to it.

1.11 Covered Officer. Those Employees whose compensation is (or likely will be) subject to limited deductibility under Code §162(m).

1.12 Director. A person who, on an applicable grant date: (a) is an elected member of the Board or of the board of directors of a Related Entity (or has been appointed to the Board or to the board of directors of a Related Entity to fill an unexpired term and will continue to serve at the expiration of that term only if elected by shareholders); and (b) is not an Employee. For purposes of applying this definition, a Director’s status will be determined as of the grant date applicable to each affected Award.

1.13 Disability. Unless specified otherwise in the Award Agreement:

(a) With respect to an Incentive Stock Option, as defined in Code §22(e)(3);

(b) With respect to any Award subject to Code §409A, as defined under Code §409A; and

(c) With respect to any Award not described in subsection (a) or (b) of this definition, as defined in any long-term disability policy or benefit contract maintained by the Company that is applicable to the Participant and in effect on the grant date.

1.14 Effective Date. The date specified in Article XV.

1.15 Employee. Any person who, on any applicable date, is a common law employee of the Company or any Related Entity. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of this Plan.

1.16 Equity Plan Board. Those Board members who: (a) are “outside directors” as defined in Treasury Regulation §1.162-27(c)(3)(i); (b) are “non-employee” directors within the meaning of Rule 16b-3 under the Act; (c) are “independent directors” under the rules of the exchange on which the Shares are listed; and (d) do not receive remuneration from the Company or any Related Entity in any capacity other than as a director, except as permitted under Treas. Reg. §1.162-27(e)(3)(ii).

1.17 Exercise Price. The amount, if any, that a Participant must pay to exercise an Award.

1.18 Fair Market Value. The value of one share of Stock on any relevant date, determined under the following rules:

(a) If the Stock is traded on an exchange, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the preceding trading day; or

(b) If subsection (a) of this definition does not apply: (i) with respect to any Nonqualified Stock Option, Stock Appreciation Right or Award subject to Code §409A, the fair market value as determined by the Equity Plan Board through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, that satisfies the requirements of Code §409A and Treasury Regulation §1.409A-1(b)(5)(iv)(B); and (ii) with respect to any other Award, the fair market value as determined by the Equity Plan Board in good faith and, with respect to Incentive Stock Options, consistent with the rules prescribed under Code §422.

1.19 Incentive Stock Option. Any Option that, on the grant date, meets the conditions imposed under Code §422 and is not subsequently modified in a manner inconsistent with Code §422.

1.20 Nonqualified Stock Option. Any Option that is not an Incentive Stock Option.

1.21 Other Stock-Based Award. An Award granted pursuant to Article VIII of the Plan.

1.22 Option. The right granted under Section 6.00 to a Participant to purchase a share of Stock at a stated price for a specified period of time that may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.23 Participant. Any Employee or Director to whom an Award has been granted and which is still outstanding.

1.24 Performance Criteria. The criteria described in Section 9.02.

1.25 Performance Period. The period over which the Equity Plan Board will determine if applicable Performance Criteria have been met.

1.26 Performance Award. An Award granted to a Participant contingent upon satisfaction of conditions described in Article IX.

1.27 Plan. The FirstMerit Corporation 2011 Equity Incentive Plan.

1.28 Plan Year. The Company’s fiscal year.

1.29 Prior Plan. The FirstMerit Corporation Amended and Restated 2006 Equity Plan. Upon approval of the Plan by the Company’s shareholders, the Prior Plan shall terminate and no further awards may be granted under the Prior Plan; however, awards outstanding under the Prior Plan shall continue to be subject to the terms and conditions of the Prior Plan.

1.30 Related Entity. Any entity with whom the Company would be considered a single employer under Code §§414(b) or (c), but modified as permitted under any Code section relevant to the purpose for which the definition is applied.

1.31 Restricted Stock. A share of Stock issued to a Participant contingent upon satisfaction of conditions described in Article VI.

1.32 Restriction Period. The period over which the Equity Plan Board will determine if a Participant has met conditions placed on Restricted Stock.

1.33 Retirement. Unless otherwise specified in the Award Agreement, the date an Employee terminates on or after reaching age 55 and qualifying to receive benefits under any defined benefit type deferred compensation arrangement (as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, but without regard to subsections (A) and (B) of that definition), whether or not intended to comply with Code §401(a), then maintained by the Company or any Related Entity that is applicable to the Employee, and if the Employee is not a participant in such a plan, applied as though the Employee was eligible to participate in such a plan.

1.34 Shares. The common shares, without par value, issued by the Company or any security issued by the Company in substitution, exchange or in place of these shares.

1.35 Stock Appreciation Right (or “ SAR”). An Award granted under Article X and consisting of the potential appreciation of the shares of Stock underlying the Award.

1.36 Ten Percent Holder. An Employee who, on the grant date of an Incentive Stock Option, owns (as defined in Code §424(d)) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (or the combined voting power of any Related Entity), determined under rules issued under Code §422.

1.37 Whole-Share. A share of Stock issued under Article VII.

ARTICLE II

ELIGIBILITY

2.01 Awards to Employees. Consistent with the terms of the Plan and subject to Section 2.03, the Equity Plan Board will decide which Employees will be granted Awards and the type of Award to be granted to Employees and the terms upon which those Awards will be granted and may be earned. The Equity Plan Board may establish different terms and conditions: (a) for each type of Award granted to an Employee; (b) for each Employee receiving the same type of Award; and (c) for the same Employee for each Award the Employee receives, whether or not those Awards are granted at different times.

2.02 Awards to Directors. Consistent with the terms of the Plan and subject to Section 2.03, the Board will grant Awards to Directors and the type of Award to be granted to Directors and the terms upon which those Awards will be granted and may be earned.

2.03 Conditions of Participation. By accepting an Award, each Employee and Director agrees: (a) to be bound by the terms of the Award Agreement and the Plan and to comply with other conditions imposed by the Equity Plan Board; and (b) that the Equity Plan Board (or the Board, as appropriate) may amend the Plan and the Award Agreements without any additional consideration to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights that were granted under the Plan or Award Agreement (or both) before those amendments.

ARTICLE III

ADMINISTRATION

3.01 Duties. The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. The Committee also may recommend the types of Awards to be issued to Employees, the terms of those Awards and the Employees to whom they will be issued, although the Equity Plan Board has final authority to grant Awards to Employees as described in Section 2.01 and to establish the terms of those Awards and the Board has final authority to grant Awards to Directors as described in Section 2.02. Consistent with the Plan’s objectives, the Board, the Equity Plan Board and the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Company’s and its Related Entities interests, and have complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan. Any action by the Board or the Equity Plan Board will be final, binding and conclusive for all purposes and upon all persons.

3.02 Delegation of Duties. In its sole discretion, the Board, the Equity Plan Board and the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) that it deems appropriate. However, none of the Board, the Equity Plan Board or the Committee may delegate any duties it is required to discharge to comply with Code §162(m).

3.03 Award Agreement. As soon as administratively feasible after the grant date, the Committee, at the Equity Plan Board’s (or the Board’s, if appropriate) direction will prepare and deliver an Award Agreement to each affected Participant that: (a) will describe the terms of the Award, including (i) the type of Award and when and how it may be exercised or earned, (ii) any Exercise Price associated with that Award and (ii) how the Award will or may be settled; and (b) to the extent different from the terms of the Plan, will describe (i) any conditions that must be met before the Award may be exercised or earned, (ii) any objective restrictions placed on the Award and any performance-related conditions and Performance Criteria that must be met before those restrictions will be released and (ii) any other applicable terms and conditions affecting the Award. Notwithstanding the foregoing, subject to Section 4.05 and Articles XI and XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on the vesting of an Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Award more quickly than in pro rata installments over three years from the date of grant of the Award.

3.04 Restriction on Repricing. Except for adjustments made pursuant to Section 4.03 of the Plan, in no event may the Board, Equity Plan Board or the Compensation Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without shareholder approval.

ARTICLE IV:

LIMITS ON STOCK SUBJECT TO AWARDS

4.01 Number of Authorized Shares. Subject to Section 4.03, the number of Shares subject to Awards under the terms of this Plan may not be larger than the sum of: (a) the number of Shares authorized to be granted under the Prior Plan but which were not subject to outstanding awards under the Prior Plan on the Effective Date, but not any Shares subject to awards issued under the Prior Plan that are subsequently forfeited under the terms of the Prior Plan; plus (b) 4,600,363, all of which may be issued as Incentive Stock Options. The Shares to be delivered under the Plan may consist, in whole or in part, of treasury Shares or authorized but unissued Shares not reserved for any other purpose. Subject to the limits imposed under this Article IV, upon the grant of an Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 4.02 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 4.02.

4.02 Share Usage. In addition to the number of Shares provided for in Section 4.01, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that is settled only in cash or for less than the full number of Shares subject to the Award; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any Related Entity; (d) any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares; (e) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement; or (f) Shares surrendered upon exercise of an Award as payment of the applicable exercise price or withheld to satisfy any applicable taxes.

4.03 Adjustment in Capitalization. If, after the Effective Date, there is a Share dividend or Share split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting Share, the Committee will appropriately adjust: (a) the number of Awards that may or will be granted to Participants during a Plan Year; (b) the aggregate number of Shares available for Awards under Section 4.01 or subject to outstanding Awards (as well as any share-based limits imposed under this Plan); (c) the respective Exercise Price, number of Shares and other limitations applicable to outstanding or subsequently granted Awards; and (d) any other factors, limits or terms affecting any outstanding or subsequently granted Awards. Notwithstanding the foregoing, an adjustment to a Nonqualified Stock Option or a SAR pursuant to this Section 4.03 shall be made only to the extent such adjustment complies with the requirements of Code §409A.

4.04 Limits on Awards to Covered Officers. During any Plan Year, no Covered Officer may receive: (a) Options covering more than 800,000 Shares (adjusted as provided in Section 4.03), including Awards that are cancelled during each Plan Year granted; (b) SARs covering more than 800,000 Shares (adjusted as provided in Section 4.03); or (c) Performance Awards covering more than 500,000 Shares (adjusted as provided in Section 4.03).

4.05 Limits on Certain Awards. Notwithstanding anything in the Plan to the contrary, Awards covering up to 644,000 Shares may be granted without regard to the minimum vesting requirements of Section 3.03 of the Plan.

ARTICLE V

OPTIONS

5.01 Grant of Options. Subject to the terms of the Plan and the associated Award Agreement, at any time during the term of this Plan: (a) the Equity Plan Board may grant Options to Employees, provided that Incentive Stock Options may only be granted to Employees of the Company or any Related Entity that is also “subsidiary” corporation as defined under Code §424(f)) of the Company; and (b) the Board may, in its sole discretion, grant Options to Directors in such a number as it determines appropriate.

5.02 Exercise Price. Except to the extent necessary to implement Section 5.06, each Option will bear an Exercise Price equal to at least 100 percent of the Fair Market Value of a Share on the grant date; provided, however, that the Exercise Price of an Incentive Stock Option granted to a Ten Percent Holder will be at least 110 percent of the Fair Market Value of a share of Stock on the grant date.

5.03 Exercise of Options. Subject to Section 11.00 and any terms, restrictions and conditions specified in the Plan and unless specified otherwise in the Award Agreement, Options will be exercisable at the time (or times) specified in the Award Agreement. Notwithstanding the foregoing: (a) no Incentive Stock Option may be exercised more than ten years after it is granted (five years in the case of an Incentive Stock Option granted to Ten Percent Holder); and (b) no Nonqualified Stock Option will be exercisable more than ten years after it is granted.

5.04 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary:

(a) The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Code §422.

(b) The aggregate Fair Market Value of the Shares (determined as of the grant date) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all option plans of the Company and all Related Entities of the Company) will not exceed $100,000 (or such other amount specified in Code §422(d)), determined under rules issued under Code §422.

(c) No Incentive Stock Option will be granted to any person who is not an Employee on the grant date.

5.05 Exercise Procedures and Payment for Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six months or such other period required to obtain favorable accounting treatment and to comply with the requirements of Section 16 of the Act; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) though any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.06 Substitution of Options. In the Company’s discretion, persons who become Employees as a result of a transaction described in Code §424(a) may receive Options in exchange for options granted by their former employer or the former Related Entity subject to the rules and procedures prescribed under Code §424.

5.07 Rights Associated With Options.

(a) A Participant to whom an unexercised Option has been granted will have no voting or dividend rights with respect to the Shares underlying that unexercised Option and the Option will be transferable only to the extent provided in Section 14.01.

(b) Unless otherwise specified in the Award Agreement or as otherwise specifically provided in the Plan, Shares acquired through an Option: (i) will bear all dividend and voting rights associated with Shares; and (ii) will be transferable, subject to applicable federal securities laws, the requirements of any national securities exchange or system on the which the Shares are then listed or traded or any blue sky or state securities laws.

ARTICLE VI

RESTRICTED STOCK

6.01 Grant of Restricted Stock. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, at any time during the term of this Plan: (a) the Equity Plan Board may grant shares of Restricted Stock to Employees; and (b) the Board may, in its sole discretion, grant between a number of shares of Restricted Stock to any Director during any Plan Year as it determines appropriate.

6.02 Earning Restricted Stock. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement and unless otherwise specified in the Award Agreement:

(a) Terms, restrictions and conditions imposed on Restricted Stock granted to Employees and Directors will lapse as described in the Award Agreement.

(b) During the Restriction Period, Restricted Stock will be held by the Company as escrow agent. The Restricted Stock will be: (i) forfeited, if all terms, restrictions and conditions described in the Award Agreement have not been met; or (ii) released from escrow and distributed to the Participant as soon as practicable after the last day of the Restriction Period, if all terms, restrictions and conditions specified in the Award Agreement have been met. Any Restricted Stock Award relating to a fractional share of Stock will be rounded up to the next whole share when settled.

6.03 Rights Associated With Restricted Stock. During the Restriction Period and unless the associated Award Agreement specifies otherwise:

(a) Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; but

(b) Each Participant to whom Restricted Stock has been issued: (i) may exercise full voting rights associated with that Restricted Stock; and (ii) will be entitled to receive all dividends and other distributions paid with respect to that Restricted Stock; provided, however, that if any dividends or other distributions are paid in shares of Stock, those shares will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were issued.

ARTICLE VII

WHOLE SHARES

The Equity Plan Board may grant Whole-Shares to Employees on any basis and on any terms it deems appropriate.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.01 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Equity Plan Board in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Equity Plan Board shall determine, including without limitation, time-based or performance-based restricted stock units that are settled in Shares and/or cash.

8.02 Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Equity Plan Board shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.03 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Equity Plan Board in the related Award Agreement

8.04 Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Equity Plan Board in its sole discretion and set forth in the related Award Agreement.

ARTICLE IX

PERFORMANCE AWARDS

9.01 Generally. Any Award of Restricted Stock or Other Stock-Based Award may be granted: (a) to Covered Officers in a manner that qualifies as “performance-based compensation” under Code §162(m); or (b) to Employees who are not Covered Officers in any manner reasonably determined by the Equity Plan Board. Subject to any terms, restrictions and conditions specified in the Plan and the Award Agreement, the granting or vesting of Performance Awards will, in the Equity Plan Board’s sole discretion, be based on achieving performance objectives derived from one or more of the Performance Criteria specified in Section 9.02. However, the Equity Plan Board’s authority to issue any Performance Awards to Covered Officers will expire no later than the first annual meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders approved the original version of the Plan, unless the shareholders reapprove the Performance Criteria in accordance with the requirements of Code §162(m).

9.02 Performance Criteria.

(a) The granting or vesting of a Performance Award that is intended to qualify as “performance-based compensation” under Code §162(m) will be based on one or more (or a combination) of the following Performance Criteria and may be applied solely with reference to the Company (and/or any Related Entity) or relatively between the Company (and/or any Related Entity) and one or more unrelated entities:

(i) Net earnings or net income (before or after taxes);

(ii) Earnings per share;

(iii) Deposit or asset growth;

(iv) Net operating income;

(v) Return measures (including return on assets and equity);

(vi) Fee income;

(vii) Earnings before or after taxes, interest, depreciation and/or amortization;

(viii) Interest spread;

(ix) Productivity ratios;

(x) Share price (including, but not limited to, growth measures and total shareholder return);

(xi) Expense targets;

(xii) Credit quality;

(xiii) Efficiency ratio;

(xiv) Market share;

(xv) Customer satisfaction;

(xvi) NIACC (net income after cost of capital); and

(xvii) Revenue (including gross revenue, net revenue and revenue growth).

(b) The granting or vesting of Performance Awards granted to Participants who are not Covered Officers may be based on one or more (or a combination) of the Performance Criteria listed in Section 9.02(a) or on other factors the Equity Plan Board believes are relevant and appropriate.

(c) Different Performance Criteria may be applied to individual Employees or to groups of Employees and, as specified by the Equity Plan Board, may be based on the results achieved: (i) separately by the Company or any Related Entity; (ii) any combination of the Company and Related Entities; or (iii) any combination of segments, products or divisions of the Company and Related Entities.

(d) The Equity Plan Board: (i) will make appropriate adjustments to Performance Criteria to reflect the effect on any Performance Criteria of any stock dividend or stock split affecting the Shares, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares or similar corporate change. Also, the Equity Plan Board, will make a similar adjustment to any portion of a Performance Criteria that is not based on Shares but which is affected by an event having an effect similar to those just described; and (ii) to the extent permitted under Code §162(m), may make appropriate adjustments to Performance Criteria to reflect a substantive change in an Employee’s job description or assigned duties and responsibilities.

(e) Performance Criteria will be established in an associated Award Agreement: (i) as soon as administratively practicable after established; but (ii) in the case of Covered Officers, no later than the earlier of (A) 90 days after the beginning of the applicable Performance Period or (B) the expiration of 25 percent of the applicable Performance Period.

9.03 Earning Performance Awards. Except as otherwise provided in the Plan or the Award Agreement, as of the end of each Performance Period, the Committee will certify to the Equity Plan Board and the Equity Plan Board will independently certify the extent to which the Employee has or has not met his or her Performance Criteria and Performance Awards will be:

(a) Forfeited, to the extent that the Equity Plan Board concludes that the related Performance Criteria have not been met at the end of the Performance Period; or

(b) To the extent that the Equity Plan Board certifies that the related Performance Criteria have been met, distributed to the Employee in the form of cash and/or Shares as specified in the Award Agreement no later than the later of: (i) the 15th day of the third month following the end of the Participant’s taxable year in which the applicable Performance Period ends; or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the applicable Performance Period ends.

9.04 Rights Associated with Performance Awards. During the Performance Period, and unless the Award Agreement provides otherwise:

(a) Employees may not exercise voting rights associated with their Performance Awards; and

(b) With respect to any Performance Share, all dividends and other distributions paid with respect to any Performance Share will be held by the Company as escrow agent during the Performance Period. At the end of the Performance Period, these dividends and other distributions will be distributed to the Participant or forfeited as provided in Section 9.03. No interest or other accretion will be credited with respect to any dividends and other distributions held in this escrow account. If any dividends or other distributions are paid in Shares, those Shares or the will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were issued. Dividend equivalents granted with respect to Performance Awards, other than Performance Shares, will be distributed to the Participant or forfeited as provided in Section 9.03. No interest or other accretion will be credited with respect to any dividend equivalent.

ARTICLE X

STOCK APPRECIATION RIGHTS

10.01 SAR Grants. Subject to the terms of the Plan and the associated Award Agreement, the Equity Plan Board may grant SARs to Employees at any time during the term of this Plan.

10.02 Exercise Price. The Exercise Price specified in the Award Agreement will not be less than 100 percent of the Fair Market Value of a share of Stock on the grant date.

10.03 Exercise and Settling of SARs.

(a) SARs will be exercisable subject to the terms specified in the Award Agreement; provided, however, that no SAR shall be exercisable more than 10 years after the grant date.

(b) Except as otherwise provided in the Plan or in a related Award Agreement, a SAR may be exercised for all or any portion of the Shares for which it is then exercisable. A SAR shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the SAR is to be exercised. Upon exercise, an SAR shall entitle a Participant to an amount equal to: (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share; multiplied by (b) the number of Shares with respect to which the SAR is exercised. A SAR may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

ARTICLE XI

TERMINATION

11.01 Retirement. Unless specified otherwise in the Award Agreement or this Plan:

(a) All Nonqualified Stock Options and SARs then held by a Retiring Participant (whether or not then exercisable) will be fully exercisable when the Participant Retires and may be exercised at any time before the earlier of: (i) the expiration date specified in the Award Agreement; or (ii) five years after the Retirement date (or any shorter period specified in the Award Agreement).

(b) All Incentive Stock Options then held by a Retiring Participant (whether or not then exercisable) will be fully exercisable when the Participant Retires and may be exercised at any time before the earlier of: (i) the expiration date specified in the Award Agreement; or (ii) three months after the Retirement date (or any shorter period specified in the Award Agreement). However, an Incentive Stock Option that is not exercised within three months after the Retirement date will be treated as a Nonqualified Stock Option and may be exercised within the period described in Section 11.01(a).

(c) All Restricted Stock granted to a Retiring Participant that is unvested when the Participant Retires will be fully vested when the Participant Retires.

(d) A prorated portion of all Performance Awards granted to a Retiring Participant that are then subject to a pending Performance Period will be vested when the Participant Retires but only if the applicable Performance Criteria are met at the end of that Performance Period. The portion of the Performance Award vesting will be based on the extent to which the applicable Performance Criteria are met multiplied by the number of whole months between the beginning of the Performance Period and the date the Participant Retires and divided by the number of whole months included in the Performance Period.

11.02 Death or Disability. Unless specified otherwise in the Award Agreement or this Plan:

(a) All Nonqualified Stock Options and SARs then held by a Participant who dies or becomes Disabled (whether or not then exercisable) will be fully exercisable when the Participant dies or becomes Disabled and may be exercised at any time before the earlier of: (i) the expiration date specified in the Award Agreement; or (ii) five years after the date of death or Disability (or any shorter period specified in the Award Agreement).

(b) All Incentive Stock Options then held by a Disabled or dead Participant (whether or not then exercisable) will be fully exercisable when the Participant dies or becomes Disabled and may be exercised at any time before the earlier of: (i) the expiration date specified in the Award Agreement; or (ii) one year after the Termination date (or any shorter period specified in the Award Agreement). However, an Incentive Stock Option that is not exercised within one year after the Termination date will be treated as a Nonqualified Stock Option and may be exercised within the period described in Section 11.02(a).

(c) All Restricted Stock granted to a Participant who dies or becomes Disabled that is unvested when the Participant dies or becomes Disabled will be fully vested when the Participant dies or becomes Disabled.

(d) A prorated portion of all Performance Awards granted to a Participant who dies or becomes Disabled that are then subject to a pending Performance Period will be vested when the Participant dies or becomes Disabled but only if the applicable Performance Criteria are met at the end of that Performance Period. The portion of the Performance Award vesting will be based on the extent to which the applicable Performance Criteria are met multiplied by the number of whole months between the beginning of the Performance Period and the date the Participant dies or becomes Disabled and divided by the number of whole months included in the Performance Period.

11.03 Termination for Cause. Unless specified otherwise in the Award Agreement or this Plan, all Awards that are outstanding (whether or not then exercisable) will be forfeited when (and if) a Participant terminates (or is deemed to have been terminated) for Cause.

11.04 Termination for any Other Reason. Unless specified otherwise in the Award Agreement or this Plan (and except as provided in the next sentence of this section) or subsequently (but only to the extent permitted under Code §409A), any Awards that are outstanding when a Participant terminates for any reason not described in Sections 11.01 through 11.03 will be forfeited. However, any Options and SARs that are outstanding when a Participant is involuntarily terminated without Cause and which are then exercisable may be exercised at any time before the earlier of (a) the expiration date specified in the Award Agreement or (b) 30 days after the Termination date (or any shorter period specified in the Award Agreement) and all Options and SARs that are not then exercisable will terminate on the termination date.

ARTICLE XII

EFFECT OF CHANGE IN CONTROL

12.01 Accelerated Vesting and Settlement. Upon a Change in Control, all of a Participant’s Awards will be treated as provided in the related Award Agreement or in a separate written change in control or similar agreement between the Participant and the Company or any Related Entity.

12.02 Effect of Code §280G. Unless specified otherwise in the Award Agreement or in another written agreement between the Participant and the Company or a Related Entity executed simultaneously with or before any Change in Control, if the sum (or value) of the payments pursuant to Section 12.01 constitute an “excess parachute payment” as defined in Code §280G(b)(1) when combined with all other parachute payments attributable to the same Change in Control, the Company or other entity making the payment (“Payor”) will reduce the Participant’s benefits under this Plan so that the Participant’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Plan, an Award Agreement and all other agreements will be $1.00 less than the amount that otherwise would generate an excise tax under Code §4999. If the reduction described in the preceding sentence applies, within 10 business days of the effective date of the event generating the payments (or, if later, the date of the Change in Control), the Payor will apprise the Participant of the amount of the reduction (“Notice of Reduction”). Within 10 business days of receiving that information, the Participant may specify, to the extent permitted under Code §409A, how and against which benefit or payment source, (including benefits and payment sources other than this Plan) the reduction is to be applied (“Notice of Allocation”). The Payor will be required to implement these directions within 10 business days of receiving the Notice of Allocation. If the Payor has not received a Notice of Allocation from the Participant within 10 business days of the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement the reduction described in this section, the Payor will apply the reduction described in this section proportionately based on the amounts otherwise payable under Section 12.01 or, if a Notice of Allocation has been returned that does not sufficiently implement the reduction described in this section, on the basis of the reductions specified in the Notice of Allocation.

ARTICLE XIII

AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

The Company may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by: (a) Rule 16b-3 under the Act, or any successor rule or regulation; (b) applicable requirements of the Code; or (c) any securities exchange, market or other quotation system on or through which the Company’s securities are listed or traded. Also, no Plan amendment may: (d) result in the loss of a Committee member’s or Equity Plan Board member’s status as a “non-employee director” as defined in Rule 16b-3 under the Act, or any successor rule or regulation; (e) cause the Plan to fail to meet requirements imposed by Rule 16b-3; or (f) without the consent of the affected Participant (and except as specifically provided otherwise in this Plan or the Award Agreement), adversely affect any Award granted before the amendment, modification or termination. However, nothing in this section will restrict the Company’s right to amend the Plan and any Award Agreements without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Agreement (or both) before those amendments.

ARTICLE XIV

MISCELLANEOUS

14.01 Assignability. Except as described in this section or as provided in Section 14.02, an Award may not be transferred except by will or the laws of descent and distribution and, during the Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative. However, with the permission of the Committee, a Participant or a specified group of Participants may transfer Awards (other than Incentive Stock Options) to a revocable inter vivos trust of which the Participant is the settlor, or may transfer Awards (other than Incentive Stock Options) to any member of the Participant’s immediate family, any trust, whether revocable or irrevocable, established solely for the benefit of the Participant’s immediate family, any partnership or limited liability company whose only partners or members are members of the Participant’s immediate family or an organization described in Code §501(c)(3) (“Permissible Transferees”). Any Award transferred to a Permissible Transferee will continue to be subject to all of the terms and conditions that applied to the Award before the transfer and to any other rules prescribed by the Committee. A Permissible Transferee may not retransfer an Award except by will or the laws of descent and distribution and then only to another Permissible Transferee.

14.02 Beneficiary Designation. Each Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive or to exercise any vested Award that is unpaid or unexercised at the Participant’s death. Unless otherwise provided in the Beneficiary designation, each designation made will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective Beneficiary designation, the deceased Participant’s Beneficiary will be his or her surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated Beneficiary will be based only on the information included in the latest Beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

14.03 No Guarantee of Continuing Services. Except as specifically provided elsewhere in the Plan, nothing in the Plan may be construed as: (a) interfering with or limiting the right of the Company or any Related Entity to terminate any Employee’s employment at any time; (b) conferring on any Participant any right to continue as an Employee or director of the Company or any Related Entity; (c) guaranteeing that any Employee will be selected to be a Participant; or (d) guaranteeing that any Participant will receive any future Awards.

14.04 Tax Withholding.

(a) The Company or Related Entity, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Equity Plan Board in its sole discretion, be: (i) withheld from other amounts due to the Participant; (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award; (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises; (iv) collected directly from the Participant; or (v) satisfied through any combination of the methods described above.

(b) Subject to the approval of the Equity Plan Board, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or Related Entity, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

14.05 Indemnification. Each individual who is or was a member of the Board, the Equity Plan Board or the Committee will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or not taken under the Plan as a Board, Equity Plan Board or Committee member and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Board, Equity Plan Board or Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Board, Equity Plan Board or Committee member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.

14.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or directors, in cash or property, in a manner not expressly authorized under the Plan.

14.07 Requirements of Law. The grant of Awards and the issuance of Shares will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Also, no Shares will be issued under the Plan unless the Company is satisfied that the issuance of those Shares will comply with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to any stock transfer orders and other restrictions that the Equity Plan Board believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Stock is then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.

14.08 Governing Law. The Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio.

14.09 No Impact on Benefits. Plan Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

14.10 Code §409A Compliance. It is intended that Awards granted under the Plan are either exempt from the application of, or comply with, Code §409A and the Plan shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

14.11 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XV

EFFECTIVE DATE AND TERM OF THE PLAN

The effective date of the Plan shall be the date on which the Plan is approved by the Company’s shareholders and the Plan shall terminate and no Awards may be granted after the tenth anniversary of this date. Notwithstanding the foregoing, no Incentive Stock Options shall be granted more than ten years after the date the Plan is approved by the Board. The termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.